Amendment to Transfer Agency Interactive Client Services Agreement

THIS AMENDMENT IS MADE AS OF [  ], 2016 (the “Effective Date”) between WesMark Funds (the “Trust”), an open-end, management investment company organized as a business trust under the laws of the State of Massachusetts, and ALPS Fund Services, Inc. (“ALPS”), a Colorado corporation.

WHEREAS, the Trust and ALPS have entered into a Transfer Agency Interactive Client Services Agreement dated November 14, 2009, as amended (the “Agreement”); and

WHEREAS, the Trust and ALPS wish to modify the Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.         As of the Effective Date, Appendix A of the Agreement is replaced in its entirety with the new Appendix A attached hereto and incorporated by reference herein.

2.         All other provisions of the Agreement shall remain unchanged.

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IN WITNESS WHEREOF, the Amendment has been executed by a duly authorized representative of each of the parties hereto as of the date of this Amendment as set forth above.

WESMARK FUNDS		ALPS FUND SERVICES, INC.

By:		By:
Name:	David B. Ellwood	Name:	Jeremy O. May
Title:	President	Title:	President

APPENDIX A

LIST OF PORTFOLIOS

WesMark Small Company Growth Fund
WesMark Growth Fund
WesMark Balanced Fund
WesMark Government Bond Fund
WesMark West Virginia Municipal Bond Fund
WesMark Tactical Opportunity Fund

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